As filed with the Securities and Exchange Commission on February 7, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARRIOTT INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

52-2055918

(I.R.S. Employer Identification Number)

10400 Fernwood Road

Bethesda, Maryland 20817

(301) 380-3000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ward R. Cooper, Esq.

Marriott International, Inc.

Dept. 52/923.30

10400 Fernwood Road

Bethesda, Maryland 20817

(301) 380-7824

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Stephanie Tsacoumis, Esq.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036

(202) 955-8500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per debenture	Proposed maximum aggregate offering price (1)	Amount of registration fee
5.81% Series G Notes due 2015	$427,231,000	100%	$427,231,000	$45,713

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2006

$427,231,000

MARRIOTT INTERNATIONAL, INC.

OFFER TO EXCHANGE

ALL OUTSTANDING

5.81% Series G Notes Due 2015

($427,231,000 aggregate principal amount outstanding)

for

5.81% Series G Notes Due 2015

Registered Under the Securities Act of 1933

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2006, unless extended.

•	The exchange offer is not subject to any conditions other than that the exchange offer will not violate any applicable law or interpretation of the staff of the Securities and Exchange Commission and that there be no pending or threatened proceeding that would reasonably be expected to impair our ability to proceed with the exchange offer.

•	All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of outstanding notes may be withdrawn at any time before 5:00 p.m. on the date of expiration of the exchange offer.

•	The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the new notes to be issued are substantially identical to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

See the section entitled “ Risk Factors” that begins on page 6 for a discussion of the risks that you should consider prior to tendering your outstanding notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). Our internet address is www.marriott.com. You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933, as amended, or the Securities Act. The registration statements contain additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2004;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 25, 2005, June 17, 2005 and September 9, 2005;

•	Our Current Reports on Form 8-K filed on March 14, May 10, May 19, June 8, June 14, June 24, June 27, July 5, August 8, October 11, October 20, October 24, October 26, November 1, November 4, November 8, November 15, and December 27, 2005; and February 6, and February 7, 2006;

•	Our Proxy Statement filed on March 31, 2005; and

i

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the completion of this exchange offer.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary

Marriott International, Inc.

Marriott Drive, Department 52/862

Washington, D.C. 20058

(301) 380-3000

In order to obtain timely delivery of any requested information, we must receive your request by                             , 2006, or the date that is no later than five business days before the expiration date.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with other information.

ii

SUMMARY

The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes the basic terms of the exchange offer and the new notes we are offering, as well as information regarding our business and financial data. We encourage you to read this prospectus in its entirety as well as the information incorporated by reference. Unless the context otherwise requires, references in this prospectus to “we,” “us” or “Marriott” mean Marriott International, Inc. and its predecessors and consolidated subsidiaries.

MARRIOTT INTERNATIONAL, INC.

We are one of the world’s leading lodging companies. We are a worldwide operator and franchisor of hotels and related lodging facilities. We group our operations into five business segments, Full-Service Lodging, Select-Service Lodging, Extended-Stay Lodging, Timeshare and Synthetic Fuel, which represented 66%, 11%, 5%, 15% and 3%, respectively, of our total sales in the year ended December 31, 2004.

In our Lodging business, which includes our Full-Service, Select-Service, Extended-Stay and Timeshare segments, we develop, operate and franchise hotels and corporate housing properties under 13 separate brand names, and we develop, operate and market Marriott timeshare properties under four separate brand names. Our synthetic fuel operation consists of our interest in four coal-based synthetic fuel production facilities whose operations qualify for tax credits based on Section 29 of the Internal Revenue Code.

We operate or franchise 2,707 lodging properties worldwide, with 493,274 rooms as of September 9, 2005. In addition, we provide 1,805 furnished corporate housing rental units. We believe that our portfolio of lodging brands is the broadest of any company in the world and that we are the leader in the quality tier of the vacation timesharing business. Consistent with our focus on management and franchising, we own very few of our lodging properties. Our lodging brands include:

Full-Service Lodging	Extended-Stay Lodging

• Marriott Hotels & Resorts	• Residence Inn
• Marriott Conference Centers	• TownePlace Suites
• JW Marriott Hotels & Resorts	• Marriott ExecuStay
• The Ritz-Carlton	• Marriott Executive Apartments
• Renaissance Hotels & Resorts
• Bulgari Hotels & Resorts

Select-Service Lodging	Timeshare

• Courtyard	• Marriott Vacation Club International
• Fairfield Inn	• The Ritz-Carlton Club
• SpringHill Suites	• Marriott Grand Residence Club
• Horizons by Marriott Vacation Club International

Our principal executive offices are located at 10400 Fernwood Road, Bethesda, Maryland 20817. Our telephone number is (301) 380-3000.

SUMMARY OF THE EXCHANGE OFFER

Background

On November 10, 2005, we consummated our offers to exchange any or all of our then outstanding 7% Series E Notes due 2008, or the Series E Notes, and any or all of our then outstanding 7 7/8% Series C Notes due 2009, which together with the Series E Notes we collectively refer to as the old notes, for our outstanding 5.81% Series G Notes due 2015, which we refer to as the outstanding notes. We sometimes refer to the offers to exchange the old notes for outstanding notes as the previous exchange offers. In connection with the previous exchange offers, we entered into a registration rights agreement with the dealer managers of the previous exchange offers. Under the registration rights agreement, we agreed, for the benefit of the holders of the outstanding notes, at our cost, to:

•      file, not later than February 8, 2006, the registration statement of which this prospectus forms a part to exchange the outstanding notes for new notes with substantially identical terms that are registered under the Securities Act;

•      use our reasonable efforts to cause the registration statement to be declared effective by June 23, 2006; and

•      use our reasonable efforts to complete the exchange offer by August 7, 2006.

A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Securities Offered	5.81% Series G Notes due 2015.

The Exchange Offer	We are offering to issue registered new notes in exchange for like principal amount and like denominations of the outstanding notes. We are offering to issue these registered new notes to satisfy our obligations under the registration rights agreement. You may tender your outstanding notes for exchange by following the procedures described under the heading “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

Conditions of the Exchange Offer	The exchange offer is subject to specified conditions described under the caption “The Exchange Offer—Conditions to the Exchange Offer,” some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.

Extensions; Amendments	We reserve the right:

• to delay the acceptance of any outstanding notes;

• to extend the expiration date of the exchange offer and retain all outstanding notes tendered pursuant to the exchange offer;

• to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted, if one or more specified conditions occur; and/or

• to amend the terms of the exchange offer in any manner.

See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Denomination of New Notes	New notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Tenders; Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, unless we extend that time. We will extend the duration of the exchange offer as required by applicable law, and may choose to extend in order to provide additional time for holders of outstanding notes to tender their notes for exchange. If we decide for any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Withdrawal	You may withdraw tenders of outstanding notes at any time prior to the expiration date by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer—Withdrawal Rights.”

Settlement Date	The settlement date of the exchange offer will be the third business day following the expiration date or as soon as practicable thereafter.

Certain U.S. Federal Income Tax Consequences	You should review the information set forth under “Certain U.S. Federal Income Tax Consequences” before tendering outstanding notes in the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	JPMorgan Chase Bank, N.A., is serving as the exchange agent in connection with this exchange offer. The address and telephone numbers of JPMorgan Chase Bank are listed under the caption “The Exchange Offer—Exchange Agent.”

Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offer and your outstanding notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee through The Depository Trust Company, also known as DTC, you may do so through the automated tender offer program of DTC. By participating in the exchange offer, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

If your outstanding notes are registered in your name, you must deliver the certificates representing your outstanding notes, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to the exchange agent not later than the time the exchange offer expires. See “The Exchange Offer—Procedures for Tendering Outstanding Notes” and “—Acceptance of Outstanding Notes for Exchange; Delivery of New Notes.” In the alternative, you may comply with the guaranteed delivery procedures described under “The Exchange Offer—Guaranteed Delivery Procedures.”

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for new notes registered under the Securities Act, your outstanding notes will continue to be subject to the restrictions on transfer described in the legend on the outstanding notes. In general, outstanding notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state laws. See “Risk Factors—Consequences of Failure to Exchange.” Following the completion of the exchange offer, we will have no obligation to exchange outstanding notes for new notes.

Resales of New Notes

We believe that you will be able to offer for resale, resell or otherwise transfer new notes issued in the exchange offer without further compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

•      you are not an affiliate of ours within the meaning of Rule 405 under the Securities Act;

•      you are not a broker-dealer who exchanged old notes acquired directly from us for your own account for outstanding notes in the previous exchange offers;

•      the new notes to be received by you will be acquired in the ordinary course of your business; and

•      you have no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the new notes.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer a new note without delivering a prospectus meeting the requirements of the federal securities laws without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

In addition, in connection with any resales of the new notes, any broker-dealer that acquired new notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. See “The Exchange Offer—Resales of New Notes.”

The New Notes

The terms of the outstanding notes and the new notes we are issuing in this exchange offer are identical in all material respects, except the new notes offered in the exchange offer:

•      will have been registered under the Securities Act;

•      will not have transfer restrictions and registration rights that relate to the outstanding notes; and

•      will not have rights relating to the payment of additional interest to be made to the holders of the outstanding notes under the circumstances related to the timing of the exchange offer.

A brief description of the new notes is set forth below. For additional information regarding the new notes, see “Description of New Notes.”

Maturity	November 10, 2015.

Interest Rate	The new notes will bear interest at a rate per annum equal to 5.81%. Interest on each new note will accrue from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange therefor or, if no interest has been paid on the outstanding notes, from the date of their original issuance, which was November 10, 2005.

Interest Payment Dates	Interest will be payable semi-annually on May 10 and November 10, beginning on May 10, 2006.

Rating	We expect the new notes to be rated Baa2 by Moody’s and BBB+ by S&P, which are the present ratings of the outstanding notes.

Ranking	The new notes will be unsecured obligations of Marriott, and will rank pari passu with all existing and future unsecured and unsubordinated indebtedness of Marriott.

Optional Redemption	We may redeem the new notes prior to maturity, in whole or in part, as described in this prospectus. See “Description of New Notes—Redemption at Our Option.”

Covenants	The indenture governing the new notes provides for certain limitations on our ability and the ability of certain of our restricted subsidiaries to (a) create liens on the capital stock or indebtedness of principal subsidiaries and (b) enter into sale and leaseback transactions.

Listing	We do not intend to list the new notes on any securities exchange.

RISK FACTORS

You should consider carefully the following risks and all of the information set forth or incorporated by reference in this prospectus, including the risks and uncertainties described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the heading “Risks and Uncertainties” included in our Annual Report on Form 10-K for the year ended December 31, 2004, and in our Quarterly Report on Form 10-Q for our fiscal quarter ended September 9, 2005, before tendering your outstanding notes for exchange in the exchange offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for new notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer described in the legend on your outstanding notes. In general, the outstanding notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act. If a large number of outstanding notes are exchanged for new notes registered under the Securities Act, it may be more difficult for you to sell your outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offer and the exchange offer is consummated, you will no longer be entitled to the registration rights provided under the registration rights agreement relating to the outstanding notes.

RISKS RELATING TO THE NEW NOTES

We depend on cash flow of our subsidiaries to make payments on our securities.

Marriott International, Inc. is in part a holding company. Our subsidiaries conduct a significant percentage of our consolidated operations and own a significant percentage of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations depend in large part upon the cash flow of our subsidiaries and the payment of funds by the subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment of our debt securities or preferred stock dividends or otherwise. In addition, their ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. The new notes and the outstanding notes effectively rank junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. The indenture governing the outstanding notes and the new notes does not limit the amount of unsecured debt which our subsidiaries may incur. In addition, we and our subsidiaries may incur secured debt and enter into sale and leaseback transactions, subject to certain limitations.

A liquid trading market for the new notes may not develop.

There is no existing trading market for the new notes. We have been advised by the dealer managers for the previous exchange offers that they presently intend to make a market in the new notes after the completion of the exchange offer contemplated hereby, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. The liquidity of any market for the new notes will depend upon the number of holders of the new notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the new notes and other factors. A liquid trading market may not develop for the new notes. As a result, the market price of the new notes could be adversely affected.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and the documents incorporated by reference based on the beliefs and assumptions of our management and on information currently available to us. Forward-looking statements include information about our possible or assumed future results of operations in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings “Business and Overview” and “Liquidity and Capital Resources” included in our Annual Report on Form 10-K for the year ended December 31, 2004, and in our Quarterly Reports on Form 10-Q for the Quarterly Periods ended March 25, 2005, June 17, 2005 and September 9, 2005, and include other statements in our SEC filings preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those expressed in these forward-looking statements, including risks and uncertainties described on page 6 of this prospectus and other factors that we describe from time to time in our periodic filings with the SEC. We therefore caution you not to rely unduly on any forward-looking statements. The forward-looking statements in this prospectus and the documents incorporated by reference speak only as of the date of the document in which the forward-looking statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes in exchange for the outstanding notes. Any outstanding notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

SELECTED FINANCIAL DATA

The following table presents a summary of selected historical financial data for the Company derived from our financial statements as of and for the third fiscal quarter of 2005 and 2004 and our last five fiscal years.

Since the information in this table is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 9, 2005.

($ in millions, except per share data)	Thirty-Six Weeks Ended (2)		Fiscal Year (3)
	September 9, 2005	September 10, 2004	2004	2003	2002	2001	2000
Income Statement Data:
Revenues (1)	$7,909	$6,958	$10,099	$9,014	$8,415	$7,768	$7,911

Operating income (1)	$334	$368	$477	$377	$321	$420	$762

Income from continuing operations	$431	$406	$594	$476	$439	$269	$490
Discontinued operations	1	1	2	26	(162)	(33)	(11)

Net income	$432	$407	$596	$502	$277	$236	$479

Per Share Data:
Diluted earnings per share from continuing operations	$1.83	$1.69	$2.47	$1.94	$1.74	$1.05	$1.93
Diluted earnings (loss) per share from discontinued operations	—	—	.01	.11	(.64)	(.13)	(.04)

Diluted earnings per share	$1.83	$1.69	$2.48	$2.05	$1.10	$.92	$1.89

Cash dividends declared per share	$0.295	$0.245	$.330	$.295	$.275	$.255	$.235

Balance Sheet Data (at end of period):
Total assets	$8,615	$8,269	$8,668	$8,177	$8,296	$9,107	$8,237
Long-term debt (1)	1,817	1,375	836	1,391	1,553	2,708	1,908
Shareholders’ equity	3,303	3,757	4,081	3,838	3,573	3,478	3,267
Other Data:
Base management fees (1)	342	302	435	388	379	372	383
Incentive management fees (1)	132	90	142	109	162	202	316
Franchise fees (1)	226	207	296	245	232	220	208

(1)	Balances reflect our Senior Living Services and Distribution Services businesses as discontinued operations.
(2)	The 2005 third quarter ended on September 9, 2005, and the 2004 third quarter ended on September 10, 2004.
(3)	All fiscal years included 52 weeks, except for 2002, which included 53 weeks.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated is as follows:

Thirty-Six Weeks Ended		Fiscal Year
September 9, 2005	September 10, 2004	2004	2003	2002	2001	2000
3.9x	4.8x	4.7x	3.6x	3.2x	2.4x	4.0x

In calculating the ratio of earnings to fixed charges, earnings represent income from continuing operations before income taxes and minority interest (i) plus (income)/loss for equity method investees, fixed charges, distributed income of equity method investees and minority interest in pre-tax loss (ii) minus interest capitalized. Fixed charges represent interest (including amounts capitalized) and that portion of rental expense deemed representative of interest.

THE EXCHANGE OFFER

On November 10, 2005, we consummated the previous exchange offers and issued the outstanding notes. In connection with the previous exchange offers, we entered into a registration rights agreement with the dealer managers of the previous exchange offers. Under the registration rights agreement, we agreed, for the benefit of the holders of the outstanding notes, at our cost, to file the registration statement of which this prospectus forms a part to exchange the outstanding notes for new notes with substantially identical terms that are registered under the Securities Act. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Registration Rights

The registration rights agreement provides that, promptly after the registration statement of which this prospectus forms a part has been declared effective, we will commence the exchange offer. We have agreed to keep the registered exchange offer open for not less than 30 calendar days after the date on which notice is mailed to the holders of outstanding notes, or longer if required by applicable law. Interest on each new note will accrue from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange therefor or, if no interest has been paid on the outstanding notes, from the date of their original issuance, which was November 10, 2005. The new notes will vote and consent together with the outstanding notes on all matters on which holders of new notes or outstanding notes are entitled to vote and consent.

Each holder of outstanding notes who wishes to exchange outstanding notes for new notes pursuant to the exchange offer must represent to us at the time of the consummation of the exchange offer that:

•	it is not an affiliate of ours within the meaning of Rule 405 under the Securities Act;

•	it is not a broker-dealer who exchanged old notes acquired directly from us for its own account for outstanding notes in the previous exchange offers;

•	the new notes to be received by it will be acquired in the ordinary course of its business; and

•	it has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the new notes.

Our consummation of this exchange offer will be subject to certain conditions described in the registration rights agreement including, without limitation, our receipt of the representations from participating holders as described above and in the registration rights agreement. See “—Conditions to the Exchange Offer.”

Resales of New Notes

Based on previous interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, except if you are our affiliate, without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are able to make the representations set forth above under “—Registration Rights.” See Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991).

In the event that our belief regarding resale is inaccurate, and you transfer a new note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under these laws. We do not and will not assume, nor indemnify you against, this liability. If you tender in the exchange offer with the intention of participating in a distribution of the new notes, you cannot rely on the interpretation by the staff of the SEC as set forth in the no-action letters mentioned above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

In addition, in connection with any resales of the new notes, any broker-dealer that acquired new notes for its own account as a result of market-making or other trading activities, which we refer to as “exchanging broker-dealers,” must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that exchanging broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes with this prospectus. Under the registration rights agreement, we are required to allow exchanging broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this prospectus in connection with the resale of new notes. See “Plan of Distribution” for more information.

Shelf Registration

Under the terms of the registration rights agreement, if:

•	due to a change in law or in applicable interpretations of the staff of the SEC, we determine upon the advice of our outside counsel that we are not permitted to effect this exchange offer;

•	any holder of outstanding notes notifies us prior to the 20th day following completion of this exchange offer that it is not eligible to participate in the exchange offer or does not receive fully tradeable securities; or

•	for any other reason, the registration statement of which this prospectus forms a part is not declared effective by June 23, 2006, or the exchange offer is not completed by August 7, 2006;

the registration rights agreement provides that we will, at our cost:

•	as promptly as practicable, but not more than 30 days after so required or requested pursuant to the registration rights agreement, file with the SEC a shelf registration statement, which we refer to as the shelf registration statement, covering resales of the outstanding notes;

•	use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act by August 7, 2006; and

•	use our commercially reasonable efforts to keep the shelf registration statement effective until the earlier of November 10, 2007, or the time that all outstanding notes eligible to be sold under the shelf registration statement have been sold pursuant to the shelf registration statement or are freely tradeable pursuant to Rule 144(k) of the Securities Act and the applicable interpretations of the SEC.

For each relevant holder, we have agreed to:

•	provide copies of the prospectus that is part of the shelf registration statement;

•	notify each such holder when the shelf registration statement has been filed and when it has become effective; and

•	take certain other actions as are required to permit unrestricted resales of the outstanding notes.

A holder that sells outstanding notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder, including certain indemnification obligations. No holder shall be entitled to be named as a selling security holder in the shelf registration statement or to use the prospectus forming a part thereof for resales of the outstanding notes unless such holder has signed and returned to us a notice and questionnaire as distributed by us consenting to such holder’s inclusion in the prospectus as a selling securityholder and providing further information to us. In addition, a holder of outstanding notes will be required to deliver information to be used in connection with the shelf registration statement to benefit from the provisions set forth in the following paragraph.

Additional Interest

Under the terms of the registration rights agreement, if:

•	neither this exchange offer is completed nor the shelf registration statement has been both filed and effective by October 6, 2006;

•	the registration statement of which this prospectus forms a part has been declared effective but ceases to be effective or usable prior to the consummation of the exchange offer; or

•	the shelf registration statement, if applicable, has been both filed and effective but ceases to be effective or usable for a period of time that exceeds 90 days in the aggregate in any 12-month period in which it is required to be effective under the registration rights agreement, each such event referred to in this bullet point and any of the previous two bullet points we refer to as a “registration default;”

then we will be required to pay additional interest as liquidated damages to the holders of the outstanding notes affected thereby, and additional interest will accrue on the principal amount of the outstanding notes affected thereby, in addition to the stated interest on the outstanding notes, from and including the date on which any registration default shall occur to, but not including, the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any registration default and shall increase to a maximum of 0.50% per annum additional interest thereafter while any registration default is continuing, until all registration defaults have been cured.

Following the cure of all registration defaults, the accrual of additional interest on the outstanding notes will cease and the interest rate will revert to the original rate on the outstanding notes. Any additional interest will constitute liquidated damages and will be the exclusive remedy, monetary or otherwise, available to any holder of new notes with respect to any registration default.

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time, on                    , 2006, unless we, in our sole discretion, extend the exchange offer. If we do, the “expiration date” will be 5:00 p.m., New York City time on the latest date to which the exchange offer is extended.

If we extend the expiration date, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•	issue a press release announcing any such extension prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Any announcement may state that we are extending the exchange offer for a specified period of time.

We reserve the right:

•	to delay acceptance of any outstanding notes;

•	to extend the exchange offer;

•	to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions described under “—Conditions to the Exchange Offer” occurs; and/or

•	to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as possible by oral or written notice to the exchange agent. If the exchange offer is amended in a manner that we determine constitutes a material change, we will promptly disclose the amendment in a way reasonably calculated to inform you of the amendment. During any extension of the expiration date, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

Terms of the Exchange Offer; Period for Tendering Outstanding Notes

Upon the terms and conditions in this prospectus, and in the accompanying letter of transmittal, we will accept on the expiration date all outstanding notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 in principal amount of new notes in exchange for an equal principal amount of outstanding notes tendered and accepted in the exchange offer. You may tender some or all of the outstanding notes held by you pursuant to the exchange offer in any denomination of $1,000 or in integral multiples of $1,000.

The form and terms of the new notes will be the same as the form and terms of the outstanding notes, except that the new notes:

•	will have been registered under the Securities Act;

•	will not bear legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and additional interest provisions contained in the outstanding notes.

The new notes will evidence the same debt as the outstanding notes and will be issued under and entitled to the benefits of the Indenture. See “Description of New Notes.”

As of the date of this prospectus, $427,231,000 aggregate principal amount of the outstanding notes are outstanding and there is one registered holder thereof.

We will be deemed to have accepted validly tendered outstanding notes if and when we have given oral notice (subsequently confirmed in writing) or written notice of acceptance to the exchange agent. See “—Acceptance of Outstanding Notes for Exchange; Delivery of New Notes.” The exchange agent will act as agent for the tendering holders of outstanding notes for the purpose of receiving new notes from us and delivering new notes to the holders.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described in this prospectus, those outstanding notes will be returned, without cost, to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We will bear all charges and expenses, other than specified brokerage fees and commissions or transfer taxes, in connection with the exchange offer. See “— Fees and Expenses” and “—Transfer Taxes.”

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Exchange Act and the rules and regulations of the SEC interpreting the Exchange Act. The exchange offer will be deemed to have been consummated upon our having exchanged, pursuant to the exchange offer, new notes for all outstanding notes that have been properly tendered and not withdrawn by the expiration date. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and be entitled and continue to accrue interest, but will not be entitled to any rights or benefits under the registration rights agreement.

Interest on the New Notes

Interest on each new note will accrue from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange therefor or, if no interest has been paid on the outstanding notes, from the date of their original issuance, which was November 10, 2005. Holders whose outstanding notes are accepted for exchange will not receive any interest accrued on the exchanged outstanding notes but will receive interest accrued on the new notes.

Settlement Date

We will deliver the new notes on the settlement date, which will be the third business day following the expiration date or as soon as practicable thereafter. We will not be obligated to deliver new notes unless the exchange offer is consummated.

Procedures for Tendering Outstanding Notes

The tender to us of outstanding notes by you as set forth below and our acceptance of the outstanding notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender outstanding notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to JPMorgan Chase Bank, N.A., as exchange agent, at the address set forth under “—Exchange Agent” on or prior to the expiration date, or comply with the guaranteed delivery procedures described below. By signing a letter of transmittal or an agent’s message, the tendering holder of outstanding notes represents that the tendered outstanding notes were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and that we will acquire good, indefeasible and unencumbered title to those outstanding notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the tendered outstanding notes.

No alternative, conditional, irregular or contingent tenders will be accepted. All tendering holders of outstanding notes, by execution of the letter of transmittal or an agent’s message, waive any right to receive notice of the acceptance of their outstanding notes for exchange.

To tender outstanding notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to JPMorgan Chase Bank, N.A., as exchange agent, at the address set forth under “—Exchange Agent” on or prior to the expiration date, or comply with the guaranteed delivery procedures described below. In addition:

•	a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such outstanding notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer, as described below under “—Book-Entry Transfers,” must be received by the exchange agent, on or prior to the expiration date, with the letter of transmittal or an agent’s message in lieu of such letter of transmittal; or

•	certificates for such outstanding notes must be received by the exchange agent along with the letter of transmittal.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of outstanding notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by regular U.S. mail we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or outstanding notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a holder of the outstanding notes who has not completed the box entitled “Special Issuance/Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an Eligible Institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such firm being hereinafter referred to as an “Eligible Institution”). If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

We, in our sole discretion or the exchange agent, in its sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular outstanding note not properly tendered or to not accept any particular outstanding note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the right to waive any defects or irregularities as to any particular outstanding note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular outstanding note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of outstanding notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, such outstanding notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the outstanding notes.

If the letter of transmittal or any outstanding notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

Each holder of outstanding notes that submits a letter of transmittal, or agrees to the terms of a letter of transmittal pursuant to an agent’s message, will also be deemed to represent, warrant and agree as set forth in the letter of transmittal, including as described under “—Registration Rights” in this prospectus.

The representations, warranties and agreements of a holder tendering outstanding notes will be deemed to be repeated and reconfirmed on and as of the expiration date and the settlement date. For purposes of this prospectus, the “beneficial owner” of any outstanding notes means any holder that exercises investment discretion with respect to those outstanding notes.

Any holder whose outstanding notes have been mutilated, lost, stolen or destroyed should contact the exchange agent at the address indicated in the letter of transmittal for further instructions.

Absence of Dissenters’ Rights

Holders of the outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, any or all of the outstanding notes validly tendered and not withdrawn in a timely manner and will issue the new notes promptly after the expiration date. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange if and when we give oral notice (subsequently confirmed in writing) or written notice to the exchange agent.

In all cases, issuance of new notes for outstanding notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal (or a manually executed facsimile) or an agent’s message in lieu thereof, and

•	all other required documents.

Holders may submit all or part of their outstanding notes currently held. The exchange offer for the outstanding notes is not subject to proration.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the outstanding notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of outstanding notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and your outstanding notes are not immediately available, or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or if you cannot complete the procedure for book-entry transfer on a timely basis, you may effect a tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, stating the name and address of the holder of the outstanding notes, the certificate number or numbers of such outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the outstanding notes, unless the book-entry transfer procedures are to be used, to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	the properly completed and executed letter of transmittal, or facsimile of it, together with the certificates representing all tendered outstanding notes in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent’s account at DTC of outstanding notes delivered electronically, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

You must tell the exchange agent if you wish to tender your outstanding notes according to the guaranteed delivery procedures, and the exchange agent will send a notice of guaranteed delivery to you.

Withdrawal Rights

Outstanding notes tendered may be withdrawn at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth under “—Exchange Agent.” This notice must specify:

•	the name of the person having tendered the outstanding notes to be withdrawn;

•	the outstanding notes to be withdrawn (including the principal amount of such outstanding notes); and

•	where certificates for outstanding notes have been transmitted, the name in which such outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such outstanding notes will be credited to an account maintained with DTC for the outstanding notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange any outstanding notes that are not duly tendered according to the terms of the exchange offer, and we may terminate or amend the exchange offer as provided in this prospectus before accepting the outstanding notes if:

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, violates applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

If we determine in our reasonable judgment that any of the foregoing conditions are not satisfied, we may:

•	modify the exchange offer in order to comply with applicable law or SEC interpretation or with any applicable action or proceeding;

•	terminate the exchange offer and refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders;

•	extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such outstanding notes prior to the expiration date (see “—Withdrawal Rights”); or

•	waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

In addition, each holder of outstanding notes who wishes to exchange outstanding notes for new notes pursuant to the exchange offer must represent to us at the time of the consummation of the exchange offer that:

•	it is not an affiliate of ours within the meaning of Rule 405 under the Securities Act;

•	it is not a broker-dealer who exchanged old notes acquired directly from us for its own account for outstanding notes in the previous exchange offers;

•	the new notes to be received by it will be acquired in the ordinary course of its business; and

•	it has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the new notes.

These conditions are for our sole benefit. We may assert them in whole or in part at any time and from time to time, in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and the right will be deemed an ongoing right which may be asserted at any time and from time to time.

The exchange offer is not conditioned on any minimum principal amount of outstanding notes being tendered for exchange.

Exchange Agent

JPMorgan Chase Bank, N.A., has been appointed as the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of old notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at the following address and telephone number:

By Registered or Certified Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:

JPMorgan Chase Bank, N.A. Worldwide Securities Services 2001 Bryan Street Dallas, Texas 75201 Attn: Frank Ivins	(214) 468-6494	JPMorgan Chase Bank, N.A. GIS Unit Trust Window 4 New York Plaza, 1st Floor New York, New York 10004 Attn: Frank Ivins

Confirm by Telephone:

(800) 275-2048

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with its services as exchange agent.

Delivery of the letter of transmittal to an address other than as set forth in the letter of transmittal or transmission of such letter of transmittal via facsimile other than as set forth in the letter of transmittal does not constitute a valid delivery of the letter of transmittal.

Other Fees and Expenses

We will bear the expenses of soliciting tenders of the outstanding notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by e-mail, facsimile transmission, telephone or in person by our officers and other employees and those of our affiliates. No additional compensation will be paid to any of our officers or employees who engage in soliciting exchanges. All other registration expenses, including fees and expenses of the Trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses will be paid by us.

If a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of outstanding notes in the exchange offer unless you instruct us to register new notes in the name of, or request that outstanding notes not tendered or accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Accounting Treatment

The new notes will be recorded at the same carrying value as the outstanding notes, which is the aggregate principal amount of the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The expenses of the outstanding notes offering and the exchange offer will be amortized over the term of the new notes.

DESCRIPTION OF NEW NOTES

General

The new notes and the outstanding notes are governed by a document called the “Indenture.” The Indenture is a contract between us and JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, which acts as Trustee. The Indenture and its associated documents contain the full legal text of the matters described in this section. The Indenture and the new notes are governed by New York law. A copy of the Indenture has been filed with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy.

Because this section is a summary, it does not describe every aspect of the new notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture and the form of the new notes, including definitions of certain terms used in the Indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the Indenture. We describe the meaning for only the more important terms. We also include references in parentheses to certain sections of the Indenture. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus, such sections or defined terms are incorporated by reference here.

Terms

The new notes will be our general unsecured and senior obligations and will initially be limited to the amount of new notes issued in connection with the exchange offer. The notes will mature on November 10, 2015. The notes will rank equally with all of our other unsecured and unsubordinated debt. We will issue the notes under the Indenture. We may, without the consent of the existing holders of the notes, issue additional notes having the same terms so that the existing notes and the additional notes form a single series under the Indenture.

The new notes will bear interest at a rate per annum equal to 5.81%. Interest on each new note will accrue from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange therefor or, if no interest has been paid on the outstanding notes, from the date of their original issuance, which was November 10, 2005, and will be payable semi-annually on May 10 and November 10 of each year, beginning May 10, 2006, to the person listed as the holder of the note, or any predecessor note, in the security register at the close of business on the preceding April 25 or October 26, as the case may be. These dates are the “regular record dates.”

Marriott International, Inc. is a legal entity separate and distinct from its subsidiaries. Our subsidiaries are not obligated to make required payments on the new notes. Accordingly, Marriott’s rights and the rights of holders of the notes to participate in any distribution of the assets or income from any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary. The Indenture under which the new notes will be issued does not limit the amount of unsecured debt which our subsidiaries may incur. In addition, we and our subsidiaries may incur secured debt and enter into sale and leaseback transactions, subject to the limitations described under “—Certain Covenants.”

The notes will not be entitled to the benefit of any sinking fund or other mandatory redemption provisions.

Redemption at Our Option

We may, at our option, redeem the new notes in whole or in part at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the new notes to be redeemed, plus accrued interest to, but not including, the redemption date, and

•	as determined by the Independent Investment Banker, the sum of the present values of the principal amount of, and remaining scheduled payments of interest on, the notes to be redeemed (not including any interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 20 basis points plus accrued interest to, but not including, the redemption date for the new notes.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

Certain Definitions Relating to Redemption

Following are the meaning of certain terms used under “—Redemption at our Option.”

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the new notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the new notes.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means (a) each of Deutsche Bank Securities, Inc., Barclays Capital Inc. and Merrill Lynch Government Securities Inc. and its successors, unless it ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer, and (b) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the new notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the new notes or portions of the new notes called for redemption.

The Trustee

The Trustee under the Indenture has two main roles. First, the Trustee can enforce your rights against us if we default on our obligations under the new notes. There are some limitations on the extent to which the Trustee acts on your behalf, described under “—Remedies If an Event of Default Occurs.” Second, the Trustee performs administrative duties for us, such as sending you interest payments, sending you notices and transferring your new notes to a new buyer if you sell.

LEGAL OWNERSHIP

“Street Name” and Other Indirect Holders

Investors who hold the new notes in accounts at banks or brokers will generally not be recognized by us as legal Holders of the new notes. This is called holding in “Street Name.” Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its new notes. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments, on the new notes, either because they agree to do so in their customer agreements or because they are legally required to. If you hold new notes in “Street Name,” you should check with your own institution to find out:

•	How it handles securities payments and notices.

•	Whether it imposes fees or charges.

•	How it would handle voting if ever required.

•	Whether and how you can instruct it to send you new notes registered in your own name so you can be a direct Holder as described below.

•	How it would pursue rights under the new notes if there were a default or other event triggering the need for Holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, run only to Persons who are registered as Holders of new notes. We do not have obligations to you if you hold in “Street Name” or other indirect means, either because you choose to hold new notes in that manner or because the new notes are issued in the form of Global Securities as described below. For example, once we make payment to the registered Holder, we have no further responsibility for the payment if that Holder is legally required to pass the payment along to you as a “Street Name” customer but does not do so.

Global Securities

All new notes will initially be issued only as a registered note in global form without interest coupons, known as a “Global Security.”

What is a Global Security? A Global Security is a special type of indirectly held security, as described above under “Street Name’ and Other Indirect Holders.” The financial institution that acts as the sole direct Holder of the Global Security is called the “Depositary.” Any person wishing to own a Global Security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depositary.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a Global Security will be governed by the account rules of the investor’s financial institution and of the Depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of the new notes and instead deal only with the Depositary that holds the Global Security.

An investor holding interests in a Global Security should be aware that:

•	The investor cannot get the new notes registered in his or her own name.

•	The investor cannot receive physical certificates for his or her interest in the new notes.

•	The investor will be a “Street Name” Holder and must look to his or her own bank or broker for payments on the new notes and protection of his or her legal rights relating to the new notes.

•	The investor may not be able to sell interests in the new notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	The Depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the Global Security. We and the Trustee have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interests in the Global Security. We and the Trustee also do not supervise the Depositary in any way.

•	Payment for purchases and sales in the market for corporate bonds and notes is generally made in next-day funds. In contrast, the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds. This difference could have some effect on how Global Security interests trade, but we do not know what that effect will be.

Special Situations When Global Security Will Be Terminated. In a few special situations described below, the Global Security will terminate and interests in it will be exchanged for physical certificates representing the new notes. After that exchange, the choice of whether to hold the new notes directly or in “Street Name” will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in the new notes transferred to their own name, so that they will be direct Holders. The rights of “Street Name” investors and direct Holders in the new notes have been previously described in the subsections entitled “Street Name’ and Other Indirect Holders” and “Direct Holders.”

The special situations for termination of a Global Security are:

•	When the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as Depositary.

•	When an Event of Default on the new notes has occurred and has not been cured. We discuss defaults below under “—Events of Default.”

In the remainder of this description “you” means direct Holders and not “Street Name” or other indirect holders of new notes. Indirect holders should read the previous subsection entitled “Street Name’ and Other Indirect Holders.”

OVERVIEW OF REMAINDER OF THIS DESCRIPTION

The remainder of this description summarizes:

•	Additional mechanics relevant to the new notes under normal circumstances, such as how you transfer ownership and where we make payments;

•	Your rights under several special situations, such as if we merge with another company or, if we want to change a term of the new notes;

•	Promises we make to you about how we will run our business, or business actions we promise not to take (known as “restrictive covenants”); and

•	Your rights if we default or experience other financial difficulties.

ADDITIONAL MECHANICS

Form, Exchange and Transfer

The new notes will be issued:

•	only in fully registered form

•	without interest coupons

•	in denominations that are even multiples of $1,000. (Section 302)

You may have your new notes broken into more new notes of smaller denominations or combined into fewer new notes of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an “exchange.”

You may exchange or transfer new notes at the office of the Trustee. The Trustee acts as our agent for registering new notes in the names of Holders and transferring new notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered Holders is called the “Security Registrar.” It will also perform transfers. (Section 305) You will not be required to pay a service charge to transfer or exchange new notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the Security Registrar is satisfied with your proof of ownership.

We may cancel the designation of any particular security registrar. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

In addition, interest in a global security may be transferred only in compliance with the customary procedures of the depositary, including the delivery of appropriate certificates and information. If we redeem at our option less than all of the new notes, we may block the transfer or exchange of the new notes during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing in order to freeze the list of holders of new notes to prepare the mailing. We may also refuse to register transfers or exchanges of new notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of new notes.

Payment and Paying Agents

We will pay interest to you if you are a direct Holder listed in the Trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the new notes on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “Regular Record Date” and is stated above under “—Terms.” (Section 307) Holders buying and selling new notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered Holder on the Regular Record Date. The most common manner is to adjust the sales price of the new notes to pro rate interest fairly between buyer and seller. This pro rated interest amount is called “accrued interest.”

We will pay interest, principal and any other money due on the new notes at the corporate trust office of the Trustee in Dallas, Texas. That office is currently located at 1201 Main Street, 18th Floor, Dallas, Texas 75202. You may elect to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

“Street Name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the Trustee’s corporate trust office. These offices are called “Paying Agents.” We may also choose to act as our own Paying Agent. We must notify you of changes in the Paying Agents for the new notes. (Section 1002)

Notices

We and the Trustee will send notices regarding the new notes only to direct Holders, using their addresses as listed in the Trustee’s records. (Sections 101 and 106)

Regardless of who acts as Paying Agent, all money paid by us to a Paying Agent that remains unclaimed at the end of two years after the amount is due to direct Holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the Trustee, any other Paying Agent or anyone else. (Section 1003)

SPECIAL SITUATIONS

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or entity. We are also permitted to sell substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell substantially all of our assets, the other entity may not be organized under a foreign country’s laws (that is, it must be a corporation, partnership or trust organized under the laws of a State or the District of Columbia or under federal law) and it must agree to be legally responsible for the new notes.

•	The merger, sale of assets or other transaction must not cause a default on the new notes, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described under “—What is An Event of Default.” A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•	It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on our property, called “Liens,” as discussed under “—Certain Covenants-Restrictions on Liens.” If a merger or other transaction would create any Liens on our property, we must comply with that covenant. We would do this either by deciding that the Liens were permitted, or by following the requirements of the covenant to grant an equivalent or higher-ranking Lien on the same property to you and the other direct Holders of the new notes entitled to that protection. (Section 801)

Modification and Waiver

There are three types of changes we can make to the Indenture and the new notes.

Changes Requiring Your Approval. First, there are changes that we cannot make to the Indenture or your new notes without your specific approval. We cannot do the following without your specific approval:

•	change the Stated Maturity of the principal or interest on a new notes;

•	reduce any amounts due on a new note;

•	reduce the amount of principal payable upon acceleration of the Maturity of a new note following a default;

•	change the place or currency of payment on a new note;

•	impair your right to sue for payment;

•	reduce the percentage of Holders of new notes whose consent is needed to modify or amend the Indenture;

•	reduce the percentage of Holders of new notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the Indenture (Section 902)

Changes Requiring a Majority or 50% Vote. Second, there are changes that we cannot make to the Indenture or the new notes without a vote in favor by Holders of new notes owning not less than 50% of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect Holders of the new notes. A majority vote would be required for us to obtain a waiver of all or part of the covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the new notes listed in the first category described above under “—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 513)

Changes Not Requiring Approval. The third type of change does not require any vote by Holders of the new notes. This type is limited to clarifications and certain other changes that would not adversely affect Holders of the new notes. (Section 901)

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a new note:

•	New notes will not be considered Outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. New notes will also not be eligible to vote if they have been fully defeased as described below under “—Full Defeasance.” (Section 101)

We will generally be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding new notes that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If we or the Trustee set a record date for a vote or other action to be taken by Holders that vote or action may be taken only by persons who are Holders of Outstanding new notes on the record date and must be taken within 180 days following the record date or another shorter period that we may specify (or as the Trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

“Street Name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the new notes or request a waiver.

NO PROTECTION IN THE EVENT OF A CHANGE OF CONTROL

The new notes will not contain any provisions which may afford holders of the new notes protection in the event of a change in control of our company or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect Holders of new notes.

CERTAIN COVENANTS

Restrictions on Liens. Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders (including you and any other Holders of the new notes) or over our general creditors if we fail to pay them back. These preferential rights are called “Liens.” Neither Marriott International, Inc. nor its Restricted Subsidiaries will place a Lien on any of our Principal Properties, or on any shares of stock or debt of any of our Restricted Subsidiaries, to secure new debt unless we grant an equivalent or higher-ranking Lien on the same property to you and any other Holders of the new notes. (Section 1008)

However, we do not need to comply with this restriction if the amount of all debt that would be secured by Liens on Principal Properties (including the new debt and all “Attributable Debt,” as described under “Restriction on Sales and Leasebacks” below, that results from a sale and leaseback transaction involving Principal Properties) is less than the greater of $400 million or 10% of our Consolidated Net Assets.

This Restriction on Liens also does not apply to certain types of Liens, and we can disregard these Liens when we calculate the limits imposed by this restriction. We may disregard a Lien on any Principal Property or on any shares of stock or debt of any Restricted Subsidiary if:

•	the Lien existed on the date of the Indenture, or

•	the Lien existed at the time the property was acquired or at the time an entity became a Restricted Subsidiary, or

•	the Lien secures Debt that is no greater than the Acquisition Cost, or

•	the amount of the Lien does not exceed the Cost of Construction on a Principal Property or Restricted Subsidiary (if the Lien is created no later than 24 months after such acquisition or completion of construction), or

•	the Lien is in favor of us or any Subsidiary, or

•	the Lien is granted in order to assure our performance of any tender or bid on any project (and other similar Liens).

Subject to certain limitations, we may also disregard any Lien that extends, renews or replaces any of these types of Liens.

We and our subsidiaries are permitted to have as much unsecured debt as we may choose and except as provided in this Restriction on Liens, the Indenture does not contain provisions that would afford protection to you in the event of a highly leveraged transaction involving our company.

Restrictions on Sales and Leasebacks. We promise that neither we nor any of our Restricted Subsidiaries will enter into any sale and leaseback transaction involving a Principal Property, unless we comply with this covenant. A “sale and leaseback transaction” generally is an arrangement between us or a Restricted Subsidiary and any lessor (other than the Company or a Subsidiary) where we or the Restricted Subsidiary lease a Principal Property for a period in excess of three years, if such property was or will be sold by us or such Restricted Subsidiary to that lender or investor.

We can comply with this promise in either of two different ways. First, we will be in compliance if we or a Restricted Subsidiary could grant a Lien on the Principal Property in an amount equal to the Attributable Debt for the sale and leaseback transaction without being required to grant an equivalent or higher-ranking Lien to you and the other Holders of the new notes under the Restriction on Liens described above. Second, we can comply if we retire an amount of Debt ranking on a parity with, or senior to, the new notes, within 240 days of the transaction, equal to at least the net proceeds of the sale of the Principal Property that we lease in the transaction or the fair value of that property, whichever is greater. (Section 1009)

Certain Definitions Relating to our Covenants. Following are the meanings of the terms that are important in understanding the covenants previously described. (Section 101)

“Attributable Debt” means the total present value of the minimum rental payments called for during the term of the lease (discounted at the rate that the lessee could borrow over a similar term at the time of the transaction).

“Consolidated Net Assets” is the consolidated assets (less reserves and certain other permitted deductible items), after subtracting all current liabilities (other than the current portion of long-term debt and Capitalized Lease Obligations) as such amounts appear on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for borrowed money or any guarantee thereof.

“Restricted Subsidiary” means any Subsidiary:

•	organized and existing under the laws of the United States, and

•	the principal business of which is carried on within the United States of America, and

•	which either (1) owns or is a lessee pursuant to a capital lease of any real estate or depreciable asset which has a net book value in excess of 2% of Consolidated Net Assets, or (2) in which the investment of the Company and all its Subsidiaries exceeds 5% of Consolidated Net Assets.

The definition of a Restricted Subsidiary does not include any Subsidiaries principally engaged in our company’s timeshare or senior living services businesses, or the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof. The definition also does not include any Subsidiary formed or acquired after the date of the Indenture for the purpose of developing new assets or acquiring the business or assets of another person and which does not acquire all or any substantial part of our business or assets or those of any Restricted Subsidiary.

A “Subsidiary” is a corporation in which we and/or one or more of our other subsidiaries owns at least 50% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.

A “Principal Property” is any parcel or groups of parcels of real estate or one or more physical facilities or depreciable assets, the net book value of which exceeds 2% of the Consolidated Net Assets.

Defeasance

Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the new notes (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other direct Holders of the new notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the new notes on their various due dates.

•	There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the new notes any differently than if we did not make the deposit and just repaid the new notes ourselves. (Under current federal tax law, the deposit and our legal release from the new notes would be treated as though we took back your new notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could be required to recognize gain or loss on the new notes you give back to us.)

•	We must deliver to the Trustee a legal opinion of our counsel confirming the tax law change or ruling described above. (Sections 1302 and 1304)

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the new notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the series of new notes for which such deposit is made. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the new notes. In order to achieve covenant defeasance, we must, among other things, do the following:

•	We must deposit in trust for your benefit and the benefit of all other direct Holders of the new notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on new notes on their maturity date.

•	We must deliver to the Trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the new notes any differently than if we did not make the deposit and just repaid such debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of the Indenture with respect to the new notes would no longer apply:

•	Our promises regarding conduct of our business previously described on under “—Certain Covenants.”

•	The condition regarding the treatment of Liens when we merge or engage in similar transactions, as previously described under “—Mergers and Similar Events.”

•	The Events of Default relating to breach of covenants and acceleration of the maturity of other debt, described later under “—What Is an Event of Default?”

If we accomplish covenant defeasance, you can still look to us for repayment of the new notes if there were a shortfall in the trust deposit. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) the new notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

DEFAULT AND RELATED MATTERS

Events of Default

Holders of new notes will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.

What Is An Event of Default? The term “Event of Default” means any of the following:

•	We do not pay the principal or any premium on a new note on its due date.

•	We do not pay interest on a new note within 30 days of its due date.

•	We remain in breach of a covenant described under “—Certain Covenants” or any other term of the Indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the Trustee or Holders of 25% of the principal amount of new notes.

•	We or any Restricted Subsidiary default on other debt (excluding any non-recourse debt) which totals over $100 million (or 4% of our Consolidated Net Assets, whichever amount is greater) and the lenders of such debt shall have taken affirmative action to enforce the payment of such debt, and this repayment obligation remains accelerated for 10 days after we receive a notice of default as described in the previous paragraph.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. (Section 501)

A payment default or other default under one series of notes may, but will not necessarily, cause a default to occur under any other series of notes issued under the Indenture.

Remedies If an Event of Default Occurs. If an Event of Default has occurred and has not been cured, the Trustee or the Holders of 25% in principal amount of the new notes of the affected series may declare the entire principal amount of all the new notes to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the new notes will be automatically accelerated, without any action by the Trustee or any Holder. A declaration of acceleration of maturity may be cancelled by the Holders of at least a majority in principal amount of the new notes. (Section 502)

Except in certain cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any Holders unless the Holders offer the Trustee reasonable protection from expenses and liability (called an “indemnity”). (Section 603) If reasonable indemnity is provided, the Holders of a majority in principal amount of the Outstanding new notes of the affected series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. These majority Holders may also direct the Trustee in performing any other action under the Indenture. (Section 512)

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the new notes, the following must occur:

•	You must give the Trustee written notice that an Event of Default has occurred and remains uncured.

•	The Holders of 25% in principal amount of all Outstanding debt securities of the new notes must make a written request that the Trustee take action because of the default, and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action.

•	The Trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your new notes on or after the due date. (Section 508)

“Street Name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and to make or cancel a declaration of acceleration.

We will furnish to the Trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the debt securities, or else specifying any default. (Section 1004)

Regarding the Trustee

JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, is the Trustee, Security Registrar and Paying Agent under the Indenture. We have certain existing banking relationships with JPMorgan Chase, including that one of its affiliates is a lender under our revolving credit facilities. In addition, Chase Securities Inc., an affiliate of JPMorgan Chase, may be a purchaser of our securities.

If an Event of Default (or an event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded) occurs, the Trustee may be considered to have a conflicting interest with respect to the new notes for purposes of the Trust Indenture Act of 1939. In that case, the Trustee may be required to resign as Trustee under the Indenture and we would be required to appoint a successor Trustee.

BOOK-ENTRY SYSTEM

We will issue the new notes in the form of one or more fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, also referred to as DTC. DTC will act as the depositary. The new notes will be registered in the name of DTC or its nominee.

Ownership of beneficial interests in a global note will be limited to institutions that have accounts with DTC, known as participants, and to persons that may hold interests through DTC participants. Beneficial interests in a global note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for such global note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the new notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect. You will not receive written confirmation from DTC of your purchase of the new notes. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies;

•	clearing corporations; and

•	certain other organizations, some of which or their representatives own DTC.

Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system.

Principal and interest payments on the new notes represented by a global note will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the new notes represented by the global note for all purposes under the Indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a new note represented by a global note;

•	any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in a global note held through such participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to such beneficial ownership interests.

DTC has advised us that upon receipt of any payment of principal of or interest on a new note, DTC will credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective holdings shown on DTC’s records.

Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants.

A global note can only be transferred:

•	as a whole by DTC to one of its nominees;

•	as a whole by a nominee of DTC to DTC or another nominee of DTC; or

•	as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of such successor.

New notes represented by a global note can be exchanged for definitive notes in registered form only if:

•	DTC notifies us that it is unwilling, unable or no longer qualified to continue as the depositary for such global note;

•	we in our sole discretion determine that such global note will be exchangeable for definitive notes in registered form and notify the trustee of our decision; or

•	an event of default with respect to the notes represented by such global note has occurred and is continuing.

A global note that can be exchanged for a definitive note under the preceding sentence will be exchanged for definitive notes that are issued in authorized denominations in registered form for the same aggregate amount. Such definitive notes will be registered in the names of the owners of the beneficial interests in such global notes as directed by DTC.

Except as provided above, (1) owners of beneficial interests in such global note will not be entitled to receive physical delivery of new notes in definitive form and will not be considered the holders of the notes for any purpose under the Indenture and (2) no new notes represented by a global note will be exchangeable. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC, and if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture or such global note. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

DTC has informed us that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global note desires to take any action which a holder is entitled to take under the Indenture, then (1) DTC would authorize the participants holding the relevant beneficial interests to take such action and (2) such participants would authorize the beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has provided the following information to us. DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the outstanding notes and the acquisition, holding and disposition of new notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” individual retirement accounts and other plans that are subject to Section 4975 of the Code (as defined herein) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, accounts and other plans (each, a “plan”).

This summary is based on the provisions of ERISA and the Code (and the related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and future legislation, court decisions, administrative regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of an employee benefit plan subject to Title I of ERISA or the Code, and ERISA and the Code prohibit certain transactions. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a plan or the management or disposition of the assets of a plan or who renders investment advice for a fee (direct or indirect) or other compensation to a plan is generally considered to be a fiduciary of the plan.

In considering an investment in the new notes of a portion of the assets of a plan, regardless of whether such plan is an ERISA or Code Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan, and the applicable provisions of ERISA, the Code and any similar law. In addition, a fiduciary of such a plan should determine if an investment in the new notes satisfies the fiduciary’s duties, including, without limitation, the prudence, diversification and exclusive benefit provisions of ERISA and the Code.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code generally prohibit a plan subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” under ERISA or “disqualified persons” under the Code (which definitions are substantially similar), unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The exchange of the outstanding notes and the acquisition, holding and disposition of the new notes by or on behalf of a plan may constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code if the Company, the trustee, the exchange agent or information agent is or becomes a party in interest or disqualified person with respect to a plan, unless an exemption is available. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions, depending on the facts and circumstances. (A PTCE applies for purposes of both ERISA and the Code.) These class exemptions include, without limitation, PTCE 84-14 regarding transactions effected by qualified professional asset managers, PTCE 90-1 regarding investments by insurance company pooled separate accounts, PTCE 91-38 regarding investments by bank collective investment funds, PTCE 95-60 regarding investments by insurance company general accounts, and PTCE 96-23 regarding transactions effected by in-house asset managers. Each of these PTCEs contains conditions and limitations on its application. Fiduciaries of plans that consider acquiring new notes in reliance on any of these or any other PTCEs should carefully review the PTCE to assure it is applicable.

Each holder of outstanding notes that acquires new notes and that is a plan or is using plan assets will be deemed to have represented and warranted that the exchange of the outstanding notes and the acquisition, holding and disposition of the new notes will not result in a non-exempt prohibited transaction under ERISA, the Code and any substantially similar applicable law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Fiduciaries or other persons considering exchanging outstanding notes and acquiring the new notes on behalf of or with plan assets should consult with their counsel, prior to any such transaction, regarding the potential applicability of ERISA, the Code and any substantially similar laws to such investment and the availability of an applicable exemption.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain anticipated U.S. federal income tax consequences to beneficial holders whose outstanding notes are tendered and accepted in the exchange offer. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder or to certain types of holders that may be subject to special tax rules (such as banks, tax-exempt entities, insurance companies, regulated investment companies, S corporations, foreign taxpayers, persons who are subject to alternative minimum tax, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold the new notes or the outstanding notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a “functional currency” other than the U.S. dollar). The discussion is limited to exchanging holders who have held the outstanding notes as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and (i) who are (a) citizens or residents of the United States, (b) domestic corporations, or other entities taxable as corporations for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (c) estates the income of which is subject to U.S. federal income taxation regardless of its source or (d) trusts if, with respect to such a trust, a court within the United States can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust or certain trusts that validly elected to be treated as domestic trusts or (ii) that otherwise are subject to U.S. federal income taxation on a net income basis with respect to the outstanding notes.

The following discussion does not describe the special considerations that may apply to a holder that is treated as a partnership for U.S. federal income tax purposes. If a partnership (including an entity treated as a partnership for U. S. federal income tax purposes) holds outstanding notes or new notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding outstanding notes or new notes should consult its tax advisors with respect to the tax treatment of participation in the exchange offer.

Because the law with respect to certain U.S. federal income tax consequences of the exchange offer is uncertain and no ruling has been or will be requested from the Internal Revenue Service (the “Service”) on any U.S. federal income tax matter concerning the exchange offer, no assurances can be given that the Service or a court considering these issues will agree with the positions or conclusions discussed below.

HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE CONSEQUENCES TO THEM OF THE EXCHANGE, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Tax Consequences to Exchanging Holders. The tax treatment of an exchange of outstanding notes for new notes will not be treated as a taxable exchange for United States federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, any new notes received by investors will be treated as a continuation of their investment in the outstanding notes. As a result, a holder will not be required to recognize any gain or loss as a result of the exchange offer. In addition, each holder will have the same adjusted issue price, adjusted basis, and holding period in the new notes as it had in the outstanding notes immediately prior to the exchange.

Stated Interest. The stated interest on the new notes will be unconditionally payable at least annually at a single fixed rate. The stated interest will qualify as qualified stated interest, and U.S. holders will be required to include such qualified stated interest in their gross income for U.S. federal income tax purposes in accordance with their regular method of accounting.

Amortizable Bond Premium. If a holder’s adjusted tax basis in an outstanding note immediately after the exchange that took place on November 10, 2005 exceeded the stated principal amount of such outstanding note, the holder should be considered to have amortizable bond premium in the outstanding note equal to such excess. Amortizable bond premium on outstanding notes should carry over to the new notes received in exchange therefor. The holder may elect to amortize this premium using a constant yield method over the term of the new note. A holder who elects to amortize bond premium may offset each interest payment on such new note by the portion of the bond premium allocable to such payment and must reduce its tax basis in such new note by the amount of the premium so amortized.

Market Discount. Accrued market discount on outstanding notes not previously treated as ordinary income by a holder should carry over to the new notes received in exchange therefor. A holder should be required to treat any gain on the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of a new note as ordinary income to the extent of the accrued market discount on the new note at the time of the disposition of a new note unless such market discount has been previously included in income by the holder pursuant to an election by the holder to include the market discount in income as it accrues, or pursuant to a constant yield election by the holder.

Disposition of a New Note. In general, subject to the discussion above regarding market discount, a disposition of a new note should result in capital gain or loss equal to the difference between the amount realized (except to the extent such amount is attributable to accrued but unpaid interest on the new note, which amount should be treated as ordinary interest income to the extent not already accrued as interest income in accordance with such holder’s method of accounting for U.S. federal income tax purposes) and the exchanging holder’s adjusted tax basis in such new note immediately before such disposition. The adjusted tax basis of the new notes generally will equal the holder’s initial tax basis in the new notes calculated as described above, increased by any market discount includable in income by the holder with respect to such new notes, and reduced by the amount of any payments previously received by the holder (other than qualified stated interest) and by any premium amortized by such holder with respect to the new notes.

Backup Withholding. Under the backup withholding rules, payments of interest and payments of proceeds from any disposition of a new note may be subject to backup withholding tax unless the exchanging holder (i) is a corporation or comes within certain other exempt categories and demonstrates that fact when required or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts deducted and withheld should generally be allowed as a credit against the recipient’s U.S. federal income tax liability, provided appropriate proof is provided under rules established by the Service. Moreover, certain penalties may be imposed by the Service on a recipient of payments that is required to supply information but that does not do so in the proper manner. Holders of new notes should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining such an exemption.

PLAN OF DISTRIBUTION

This prospectus, as it may be amended or supplemented from time to time, may be used by exchanging broker-dealers in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. Each exchanging broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any exchanging broker-dealer that acquired outstanding notes as a result of market making activities or other trading activities and who resells new notes that were received by it pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, an exchanging broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by our Law Department.

EXPERTS

The consolidated financial statements of Marriott International, Inc. appearing in Marriott International, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Marriott International, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$427,231,000

Exchange Offer

MARRIOTT INTERNATIONAL, INC.

$427,231,000 5.81% Series G Notes due 2015

Item 20. Indemnification of Directors and Officers

Article Eleventh and Article Sixteenth of the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate”) and Section 7.7 of the Company’s Amended and Restated Bylaws limit the personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty. These provisions of the Company’s Certificate and Bylaws are collectively referred to below as the “Director Liability and Indemnification Provisions.”

The Director Liability and Indemnification Provisions define and clarify the rights of individuals, including Company directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of litigation against them. These provisions are consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their certificates of incorporation a provision limiting or eliminating directors’ liability for monetary damages and with other existing Delaware General Corporation Law provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.

In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its shareholders. Decisions made on that basis are protected by the so-called “business judgment rule.” The business judgment rule is designed to protect directors from personal liability to the corporation or its shareholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual’s willingness to serve as director of a Delaware corporation. The Delaware General Corporation law has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

This description of the Director Liability and Indemnification Provisions is intended as a summary only and is qualified in its entirety by reference to the Company’s Certificate and Bylaws, each of which has been filed with the SEC.

Item 21. Exhibits.

Exhibit No.	Description	Incorporation by Reference (where a report is indicated below, that document has been previously filed with the SEC and the applicable exhibit is incorporated by reference thereto)
3.1	Third Amended and Restated Certificate of Incorporation of the Company.	Exhibit No. 3 to our Form 10-Q for the fiscal quarter ended June 18, 1999 (File No. 001-13881).

3.2	Amended and Restated Bylaws.	Exhibit No. 3.2 to our Form 10-K for the fiscal year ended January 3, 2003 (File No. 001-13881).

4.1	Indenture dated November 16, 1998, with JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, as Trustee.	Exhibit No. 4.1 to our Form 10-K for the fiscal year ended January 1, 1999 (File No. 001-13881).

4.2	Form of 7.875% Series C Note due 2009.	Exhibit No. 4.1 to our Form 8-K filed September 21, 1999 (File No. 001-13881).

4.3	Form of 7.0% Series E Note due 2008.	Exhibit No. 4.1 (f) to our Form S-3 filed on January 17, 2001 (File No. 333-53860).

4.4	Form of 4.625% Series F Note due 2012.	Exhibit No. 4.2 to our Form 8-K filed June 14, 2005 (File No. 001-13881).

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Exhibit No.	Description	Incorporation by Reference (where a report is indicated below, that document has been previously filed with the SEC and the applicable exhibit is incorporated by reference thereto)
4.5	Form of 5.81% Series G Note due 2015.	Exhibit No. 4.3 to our Form 8-K filed November 15, 2005 (File No. 001-13881).

4.6	Form of Registered 5.81% Series G Note due 2015	Filed herewith.

4.7	Registration Rights Agreement dated as of November 10, 2005	Exhibit 4.1 to our Form 8-K filed November 15, 2005 (File No. 001-13881).

5	Opinion of the Law Department of the Company	Filed herewith.

12	Statement of Computation of Ratio of Earnings to Fixed Charges.	Exhibit No. 12 to our Form 10-Q for the fiscal quarter ended September 9, 2005 (File No. 001-13881) and to our Form 10-K for the fiscal year ended December 31, 2004 (File No. 001-13881)

23.1	Consent of Ernst & Young LLP.	Filed herewith.

23.2	Consent of the Law Department of the Company	Included in Exhibit 5 filed herewith.

24	Power of Attorney	Included on the signature pages hereto.

25	Statement of Eligibility of JPMorgan Chase Bank, N.A., as Trustee	Exhibit No. 25 to our Registration Statement on Form S-3ASR filed December 8, 2005 (File No. 333-130212)

99.1	Form of Letter of Transmittal	Filed herewith.

99.2	Form of Notice of Guaranteed Delivery	Filed herewith.

Item 22. Undertakings.

(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(3) The undersigned registrant hereby undertakes to respond to request for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on February 7, 2006.

MARRIOTT INTERNATIONAL, INC.

By:	/s/ J.W. Marriott, Jr.
J.W. Marriott, Jr.
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joseph Ryan and Terri L. Turner as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in- fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ J.W. Marriott, Jr . J.W. Marriott, Jr.	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	February 7, 2006

/s/ Arne M. Sorenson Arne M. Sorenson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 7, 2006

/s/ Carl T. Berquist Carl T. Berquist	Executive Vice President, Financial Information and Enterprise Risk Management (Principal Accounting Officer)	February 7, 2006

/s/ John W. Marriott III John W. Marriott III	Vice Chairman of the Board and Director	February 7, 2006

/s/ R. S. Braddock Richard S. Braddock	Director	February 7, 2006

/s/ L. W. Kellner Lawrence W. Kellner	Director	February 7, 2006

/s/ Debra L. Lee Debra L. Lee	Director	February 7, 2006

/s/ Floretta Dukes McKenzie Floretta Dukes McKenzie	Director	February 7, 2006

/s/ George Muñoz George Muñoz	Director	February 7, 2006

/s/ Harry J. Pearce Harry J. Pearce	Director	February 7, 2006

/s/ Roger Sant Roger W. Sant	Director	February 7, 2006

/s/ William J. Shaw William J. Shaw	Director	February 7, 2006

/s/ Lawrence M. Small Lawrence M. Small	Director	February 7, 2006

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EXHIBIT INDEX

Exhibit No.	Description	Incorporation by Reference (where a report is indicated below, that document has been previously filed with the SEC and the applicable exhibit is incorporated by reference thereto)
3.1	Third Amended and Restated Certificate of Incorporation of the Company.	Exhibit No. 3 to our Form 10-Q for the fiscal quarter ended June 18, 1999 (File No. 001-13881).

3.2	Amended and Restated Bylaws.	Exhibit No. 3.2 to our Form 10-K for the fiscal year ended January 3, 2003 (File No. 001-13881).

4.1	Indenture dated November 16, 1998, with JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, as Trustee.	Exhibit No. 4.1 to our Form 10-K for the fiscal year ended January 1, 1999 (File No. 001-13881).

4.2	Form of 7.875% Series C Note due 2009.	Exhibit No. 4.1 to our Form 8-K filed September 21, 1999 (File No. 001-13881).

4.3	Form of 7.0% Series E Note due 2008.	Exhibit No. 4.1 (f) to our Form S-3 filed on January 17, 2001 (File No. 333-53860).

4.4	Form of 4.625% Series F Note due 2012.	Exhibit No. 4.2 to our Form 8-K filed June 14, 2005 (File No. 001-13881).

4.5	Form of 5.81% Series G Note due 2015.	Exhibit No. 4.3 to our Form 8-K filed November 15, 2005 (File No. 001-13881).

4.6	Form of Registered 5.81% Series G Note due 2015	Filed herewith.

4.7	Registration Rights Agreement dated as of November 10, 2005	Exhibit 4.1 to our Form 8-K filed November 15, 2005 (File No. 001-13881).

5	Opinion of the Law Department of the Company	Filed herewith.

12	Statement of Computation of Ratio of Earnings to Fixed Charges.	Exhibit No. 12 to our Form 10-Q for the fiscal quarter ended September 9, 2005 (File No. 001-13881) and to our Form 10-K for the fiscal year ended December 31, 2004 (File No. 001-13881)

23.1	Consent of Ernst & Young LLP.	Filed herewith.

23.2	Consent of the Law Department of the Company	Included in Exhibit 5 filed herewith.

24	Power of Attorney	Included on the signature pages hereto.

25	Statement of Eligibility of JPMorgan Chase Bank, N.A., as Trustee	Exhibit No. 25 to our Registration Statement on Form S-3ASR filed December 8, 2005 (File No. 333-130212)

99.1	Form of Letter of Transmittal	Filed herewith.

99.2	Form of Notice of Guaranteed Delivery	Filed herewith.